Exhibit 4.1

CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK OF
PATRIOT INVESTMENT CORPORATION

SETTING FORTH THE PREFERENCES, RIGHTS,
QUALIFICATIONS AND LIMITATIONS OF SUCH SERIES OF PREFERRED STOCK

Patriot Investment Corporation, a Nevada corporation (the "Company"), does hereby certify that:

Pursuant to the authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the Company, the Board of Directors of the Company on June 18, 2007 adopted the following resolution creating a series of preferred stock designated as Series A Voting Convertible Preferred Stock, and such resolution has not been modified and is in full force and effect on the date hereof:

RESOLVED that, pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of the Articles of Incorporation, a series of the class of authorized preferred stock, par value $0.001 per share, of the Company is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

1.
Designation and Rank. The series of Preferred Stock shall be designated the “Series A Convertible Preferred Stock” (“Series A Preferred”) and shall consist of 10,000,000 shares. The Series A Preferred and any other series of Preferred Stock authorized by the Board of Directors of the Company are hereinafter referred to as “Preferred Stock.” The Series A Preferred shall be senior to the common stock and all other shares of Preferred Stock that may be later authorized.

2.
Dividend Rate and Rights. The holders of the Series A Preferred shall be entitled to receive dividends or other distributions only when, as, and if declared by the directors of the Corporation, and they shall not be entitled to receive dividends or other distributions with the holders of the Common Stock on an as converted basis. In particular, the Series A Preferred shall not be entitled to share or participate in the special cash distribution proposed to be paid by the Company to the holders of its common stock as of a record date between June 28, 2007 and July 15, 2007 in an amount not to exceed $0.01227 per share

3.	Conversion into Common Stock.

(a)
Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after July 31, 2007 (the “Conversion Date”) into 4.753 shares of fully paid and nonassessable shares of Common Stock (the “Conversion Ratio”).

(b)
Mechanics of Conversion. Before any holder shall be entitled to convert, he shall surrender the certificate or certificates representing the Series A Preferred to be converted, duly endorsed or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue a certificate of certificates for the number of shares of Common Stock to which the holder shall be entitled. The Corporation shall, as soon as practicable after delivery of stock certificates, or such agreement and indemnification in the case of a lost, stolen or destroyed certificate, issue and deliver to such holder of Series A Preferred a certificate or certificates for the number of shares of Common Stock to which such holder is entitled as aforesaid and a check payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted.

(c)
Adjustments to Conversion Ratio. The number of shares of Common Stock into which each share of the Series A Preferred is convertible, and the number of votes to which the holder of a share of the Series A Preferred is entitled pursuant to Section 4, shall be subject to adjustment from time to time as follows:

(1)           Dividends and Distributions. In case the Company shall at any time or from time to time declare a non-cash dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify the outstanding shares of Common Stock into a larger number of shares or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, and in each such case:

(i)
the number of shares of Common Stock into which each share of Series A Preferred is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock which the holder of a share of Series A Preferred would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier;

(ii)
the number of votes to which a holder of a share of Series A Preferred is entitled pursuant to Section 5 shall be adjusted so that, after the happening of any of the events described above, such holder shall be entitled to a number of votes equal to (I) the number of votes to which such holder was entitled pursuant to Section 5 immediately prior to such happening multiplied by (II) a fraction, the numerator of which is the number of shares of Common Stock into which one share of Series A Preferred was convertible immediately after such happening and the denominator of which is the number of shares of Common Stock into which one share of Series A Preferred was convertible immediately prior to such happening; and

(iii)
an adjustment made pursuant to this clause (i) shall become effective (I) in the case of any such dividend or distribution, (1) immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, for purposes of subclause (A), and (2) immediately after the close of business on the date of payment of such dividend or distribution, for purposes of subclause (B), or (II) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective, for purposes of both subclause (A) and subclause (B).

(2)
Merger or Reorganization. In case at any time the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Company's assets, liquidation or recapitalization of the Common Stock and excluding any transaction to which clause (i) or (ii) of this paragraph (a) applies) in which the previously outstanding Common Stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which the Company is a party, exchanged for different securities of the Company or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing, then, as a condition of the consummation of such transaction, lawful and adequate provision shall be made so that each holder of shares of Series A Preferred Stock shall be entitled, upon conversion, to an amount per share equal to (A) the aggregate amount of stock, securities. cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged times (B) the number of shares of Common Stock into which a share of Series A Preferred is convertible immediately prior to the consummation of such transaction.

(d)
No Impairment. The Corporation will not, by amendment of its Articles of Incorporation, amendment of this Certificate of Designation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred against impairment.

(e)
Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio of the Series A preferred pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred a certificate setting forth the adjustment or readjustment and the calculation on which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Ratio for the Series A Preferred at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred.

(f)
Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than the special cash distribution referred to in Section 2 hereof or a cash dividend which is the same as the cash dividends paid in the previous quarter) or other distribution, the Corporation shall mail to each holder of Series A Preferred at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(g)
Common Stock Reserved.  Commencing on the Conversion Date, the Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series A Preferred. If, on the Conversion Date, the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding shares of the Series A Preferred, the Company shall use commercially reasonable efforts to increase the number of authorized shares of the Company’s Common Stock as necessary to permit the conversion of all then outstanding shares of Series A Preferred Stock and shall diligently pursue the completion of such process.

(h)
Waiver of Adjustment. Notwithstanding anything to the contrary set forth herein, the operation of, and any adjustment in the number of shares of Common Stock issuable upon conversion of the Series A Preferred pursuant to this Section 3, may be waived with respect to any specific share or shares of Series A Preferred, either prospectively or retroactively and either generally or in a particular instance, by a writing executed by the registered holder of such share or shares of Series A Preferred. Any such waiver shall bind all future holders of such share or shares of Series A Preferred for which such rights have been waived.

4.           Voting Rights. In addition to any voting rights provided by law each outstanding share of Series A Preferred shall be entitled to 4.753 votes per share. The shares of Series A Preferred and the shares of Common Stock shall vote together as one class on all matters submitted to a vote of common stockholders of the Company.

5.           Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the assets of the Corporation available for distribution to its stockholders shall be distributed pro rata to the holders of the Preferred Stock and Common Stock (in case of the Preferred Stock, on an “as converted basis” into Common Stock) and the Preferred Stock shall not be entitled to any preference upon liquidation.

6.           Reissuance. No Share or shares of Series A Preferred acquired by the Corporation by reason of conversion or otherwise shall be reissued as Series A Preferred, and all such shares thereafter shall be returned to the status of undesignated and unissued shares of Preferred Stock of the Corporation.

IN WITNESS WHEREOF, Patriot Investment Corporation, through its designated officer has caused this Certificate to be duly executed in its corporate name as of June 18, 2007.

Patriot Investment Corporation
A Nevada Corporation

By:	/s/ Bradley Shepherd
Bradley Shepherd, President